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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 1996 on our audits of the consolidated financial statements of ARCO Chemical Company as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994, and 1993, which is included in the Annual Report on Form 10-K of ARCO Chemical Company for the year ended December 31, 1995. We also consent to the reference to our firm under the heading "Experts" in the prospectus documents relating to the employee benefit plan which is the subject of this Registration Statement.


Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, PA

November 19, 1996



                                  EXHIBIT 23.2